EXHIBIT “99.1”

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2024 Results

Dallas (August 14, 2024) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the second quarter ended June 30, 2024.

During the three months ended June 30, 2024, the Company reported a net income of $3,000 compared to a net loss of $6,000 for the similar period in 2023.

For the three months ended June 30, 2024 the Company had revenue of $37,000 including $25,000 for rental income and $12,000 in management fees. For the three months ended June 30, 2023 the Company had revenue of $35,00 including $26,000 for rental income and $9,000 in management fees.

For the three months ended June 30, 2024, corporate general & administrative expenses were $78,000 as compared to $81,000 for the comparable period in 2023.

For the three months ended June 30, 2024, interest income was $56,000 as compared to $54,000 for the comparable period in 2023.

New Concept Energy, Inc. is a Dallas-based company which owns real estate in West Virginia and provides management services for a third party oil and gas company. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$416	$447
Other current assets	40	12
Total current assets	$456	$459

Property and equipment, net of depreciation
Land, buildings and equipment	622	629

Note receivable - related party	3,542	3,542

Total assets	$4,620	$4,630

NEW CONCEPT ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS - CONTINUED

(dollars in thousands, except par value amount)

	June 30, 2024	December 31, 2023
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable	$21	$36
Accrued expenses	39	39
Total current liabilities	60	75

Stockholders' equity
Preferred stock, Series B, $10 par value; authorized 100,000 shares, 1 issued and	1	1
outstanding at June 30, 2024 and December 31, 2023
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 5,131,934 shares
at June 30, 2024 and December 31, 2023	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,071)	(59,076)

Total shareholders' equity	4,560	4,555

Total liabilities & equity	$4,620	$4,630

NEW CONCEPT ENERGY, INC AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(amounts in thousands, except per share data)

	For the Three Months ended June 30,		For the Six Months ended June 30,

	2024	2023	2024	2023
Revenue
Rent	$25	$26	$50	$51
Management Fee	12	9	23	29
Total Revenues	37	35	73	80

Operating Expenses
Operating Expenses	12	14	25	26
Corporate general and administrative	78	81	156	149
Total Operating Expenses	90	95	181	175
Operating loss	(53)	(60)	(108)	(95)
Other Income
Interest income from related parties	56	54	113	106
Total Other Income	56	54	113	106

Net income (loss) applicable to common shares	3	(6)	5	11

Net income (loss) per common share-basic and diluted	$0.01	$(0.01)	$0.01	$0.01

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132	5,132	5,132